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Exhibit (3)


                 RESOLVED that pursuant to Section 2 of ARTICLE VIII of the By-Laws of this corporation, Sec-tion 8 of ARTICLE III of said By-Laws be and the same hereby is amended to read as follows:

                          "Section 8.  Special Meetings.  Spe-
                    cial meetings of the board of directors
                    for any purpose or purposes shall be
                    called at any time by the chairman of
                    the board, the president, any vice
                    president, the secretary or by any two
                    directors.

                          "Notice of the time and place of spe-
                    cial meetings shall be delivered per-
                    sonally or by telephone or telecopier
                    to each director or sent by first-class
                    mail, courier, or telegram, charges
                    prepaid, addressed to each director at
                    that director's address as it is shown
                    on the records of the corporation.  In
                    case the notice is mailed or sent by
                    courier, it shall be deposited in the
                    United States mail or with the courier
                    at least forty-eight (48) hours before
                    the time of the holding of the meeting.
                    In case the notice is delivered person-
                    ally, or by telephone, telecopier or
                    telegram, it shall be given personally
                    or by telephone or telecopier or de-
                    livered to the telegraph company at least twenty-four (24) hours before the time of the holding of the meeting. Any oral no-tice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has rea-son to believe will promptly communicate it to the director. The notice need not specify the purpose of the meeting nor the place if the meeting is to be held at the principal executive office of the corporation."